Exhibit 99

                                                            Contact: Carrie Long
                                                                  clong@viad.com
                                                                    602-207-2681



                            Las Vegas Union on Strike
                  Viad's GES Prepared to Handle Clients' Needs


PHOENIX, Ariz., Sept. 7, 2004 -- Viad Corp (NYSE:VVI) said today that its convention services company, GES Exposition Services, Inc., is fully prepared to continue operating and servicing their clients throughout the duration of a strike by the Las Vegas Teamsters Local 631. Members of the union provide a portion of the workforce in the set up and dismantling of expositions in Las Vegas, Nevada. Union negotiators rejected an offer made jointly by GES and another general services contractor, Freeman Decorating Company on Saturday, September 4, 2004.

     Security plans are in place at the Las Vegas trade show venues being picketed by union members. GES has alternate sources of workers to service their upcoming shows if necessary. Viad anticipates the strike will negatively impact its 2004 results, and that the extent of any impact will depend on the length of the strike.

     Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.




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Forward-Looking Statements

As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates the realization of restructuring cost savings, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.